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                                  EXHIBIT 10.1

                       EMPLOYMENT AGREEMENT BY AND BETWEEN

                 I/OMAGIC CORPORATION, A CALIFORNIA CORPORATION

                    AND TONY SHAHBAZ, DATED OCTOBER 22, 1993



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                              EMPLOYMENT AGREEMENT


AGREEMENT made this 22nd day of October, 1993, by and between I/OMagic Corporation, a California corporation, having its principal place of business at 41 LaCosta Court, Laguna Beach, Ca 92651, hereinafter referred to as the employer, and Mr. Tony Shahbaz, residing at 41 LaCosta Court, Laguna Beach, Ca 92651, hereinafter referred to as employee:

1. TERM OF EMPLOYMENT: The employer hereby employs the employee and the employee hereby accepts employment with the employer as President and CEO of company on permanent basis beginning on October 22, 1993. If agreement provides for termination under particular circumstances, this agreement may be terminated as hereinafter provided.

2. EMPLOYMENT AND TITLE: The employer hereby employs the employee and the employee accepts employment as President and CEO for the employer.

3.   DUTIES OF EMPLOYEE:

3.a GENERAL DUTIES: The employee shall serve as the President and CEO of the employer. He shall do and perform all services, acts, or things necessary or advisable to manage and conduct the business of the employer, subject always to the policies set by the Board of Directors.

3.b MATTERS REQUIRING CONSENT OF THE BOARD OF DIRECTORS: The employee shall not without specific approval of the Board of Directors of the employer, do or contract for any of the following:

a) Borrow on behalf of the Employer during one fiscal year an amount in excess of $500,000.00.

b) Permit any customer of the employer to become indebted to the employer in an amount in excess of $250,000.00.

c) Purchase capital equipment in excess of expenditures budgeted by the Board of Directors.

d) Sell any single capital asset of the employer having a market value in excess of $20,000, or a total of capital assets during a fiscal year having a market value in excess of $100,000.00.

3.c DEVOTION OF ENTIRE TIME TO EMPLOYER'S BUSINESS: The employee shall devote his entire productive time, ability, and attention to the business of the employer during the term of this agreement. The employee shall not directly or indirectly render any services of business, commercial, or professional nature to any other person or organization, whether for compensation or otherwise, related to the development of PCMCIA or Multimedia products that are considered to be direct competitors of the employer, without prior written consent of the Board of Directors of the employer.

3.d UNIQUENESS OF EMPLOYEE'S SERVICES: The employee hereby represents that the services to be performed by him under the terms of this contract are a special, unique, unusual, extraordinary, and intellectual character which gives them a peculiar value, the loss of which cannot reasonably or adequately be compensated in damages in an action at law. The employee therefore, expressly agrees that the employer may possess, shall be entitled to injunctive and other equitable relief to prevent a breach of this contract by the employee.

4. ANNUAL SALARY: The employer shall pay the employee an annual salary of One hundrde forty thousand and 00/100 Dollars ($140,000.00) payable in twelve equal payments on the first day of each month.

5. PROFIT SHARING CASH BONIS: For each fiscal year of the employer in which the net profits of the employer exceed $100,000.00, the employer agrees to pay the employee, within two months of the close of the fiscal year, an annual bonus of $20,000.00, for each fiscal year in which the net profits of the employer exceed $200,000.00, the employer agrees to pay the employee, within two months of the close of such fiscal year, an annual bonus of $50,000.00, for each fiscal year of the employer in which the net profits of the employer exceed $400,000.00, the employer agrees to pay the employee, within two months after the close of such fiscal year, an annual bonus of $70,000.00, for 7% additional bonus will apply on net profits that are greater than $500,000.00 within two months after the close of such fiscal year.

For the purpose of determining the amount of the bonus, the net profits of the employer shall be determined by the firm of an independent certified public accountants applying generally accepted accounting principles then employed by the employer.

If the employment term is terminated by the employer for cause against the employee, the employee shall not be entitled to any portion of the bonus for such fiscal year. However, in the year for termination of the employment term provided herein, or in any


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in any other fiscal year in which the employment term is terminated for reasons other than cause against employee, the employee shall be entitled to that portion of the bonus that the number of months during such fiscal year that he was employed hereunder bears to twelve months.

6.  EMPLOYEE BENEFITS:

6.A USE OF AUTOMOBILE: The employer agrees to pay the employee on the first of each month a $500.00 automobile allowance during the term of this agreement.

6.B HOUSING ALLOWANCE: The employer agrees to pay the employee housing allowance in the amount of $2,000.00 per month during the term of this agreement.

6.C MEDICAL AND DENTAL COVERAGE: The employer agrees to obtain a standard medical and dental insurance policy covering the employee during the term of his employment.

7.  BUSINESS EXPENSES: The employee shall be entitled to receive, within ten
(10) days after delivery to the employer of an itemized statement thereof, reimbursement for all justified and reasonable expenses incurred in connection with the performance of employee's duties.

8. TERMINATION OF EMPLOYMENT: If the employee habitually neglects the duties which is required to be performed under the terms of this agreement, the employer may at its option terminate this employment provided evidence of justifiable cause for such action. Only in and under this condition does the employer maintain the right to terminate employee. In the event of employee termination employer has the first option to purchase the outstanding shares and options of the employee. Said purchase option is to be exercised within 30 days of official notice and on or before the employee's termination. In the event the employer does not exercise its right, then, the employee has an option to buy the outstanding shares of stock within 60 days of official notice. The employee payment schedule will be 20% down payment deposit and 80% installments due over 5 years.

The employer maintains the first right to buy the outstanding stocks and options of the employee only under the conditions as set forth in Section 8, TERMINATION OF EMPLOYMENT, under all other prevailing conditions including but not limited to breach of contract, board of director strong arm tactics, habitually neglecting duties, the employee maintains the first option to purchase the outstanding shares of the employer under the same terms and conditions as recited above for the employee and the employer.

The purchase price will be the prevailing market price at the time of termination as described by an independent certified public accounting firm applying generally accepted practices.

9. NOTICES: Any notice to be given hereunder by either party to the other shall be in writing and may be transmitted by personal delivery or by mail, registered or certified, postage prepaid with return receipt requested. Mail notices shall be addressed to the parties at the addresses appearing in the instructor paragraph of this agreement, but each party may change his address by written notice in accordance with this paragraph.

10. ARBITRATION: Any controversy between the employer and the employee involving the construction or application of any of the terms, provisions, or conditions of this agreement shall on the written request of either party served on the other by submitted to arbitration. Arbitration shall comply with and be governed by the provisions of the State of California Arbitration Act. The cost of the arbitration shall be borne by the losing party or in such proportions as the arbitrators decide.

11. ATTORNEY'S FEES AND COSTS: If any action at law or in equity is necessary to enforce or interpret the terms of this agreement, the prevailing party shall be entitled to reasonable attorney's fees, costs and necessary disbursements in addition to any other relief to which that party may be entitled. This provision shall be construed as applicable to the entire contract.

12. ENTIRE AGREEMENT: This agreement supersedes any and all other agreements, either oral or in writing, between the parties hereto with respect to the employment of the employee by the employer and contains all of the covenants and agreements between the parties with respect to that employment in any manner whatsoever. Each party to this agreement acknowledges that no representation, inducements, promises, or agreements, orally or otherwise, have been made by either party, or anyone acting on behalf of the other party, which are not embodied herein, and that no other agreement, statement, or promise not contained in this agreement shall be valid or binding on either party. Any modification of this statement will be effective only if it is in writing and signed by the parties to be charged.

13. PARTIAL INVALIDITY: If any provision in this agreement is held by a court of competent jurisdiction to be invalid, void, or unenforceable, the remaining provisions shall nevertheless continue in full force without being impaired or invalidated in any way.

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14.  LAW GOVERNING AGREEMENT: This agreement shall be governed by and construed in accordance with the laws of the State of California.

15. DAMAGES FOR BREACH OF CONTRACT: In the event of a breach of this agreement by either the employer or the employee resulting in damages to the other party, that party may recover from the party breaching the agreement any and all damages that may be sustained.

16. EFFECT OF WAIVER: The failure of either party to insist on strict compliance with any terms, covenants, or conditions of this agreement by the other party shall not be deemed a waiver of that term, covenant, or condition, nor shall any waiver or relinquishment of that right or power for any one time or times be deemed a waiver or relinquishment of that right or power for all or any other times.

Executed on October 22, 1993 at IRVINE, California.


/s/ LEO CHANG                                /s/ TONY SHAHBAZ
----------------------------                 ------------------------
Employer                                     Employee
Leo Chang                                    Tony Shahbaz
I/OMagic Corporation Officer